As filed with the Securities and Exchange Commission on May 31, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MATTEL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-1567322 (I.R.S. Employer Identification No.)

333 Continental Boulevard
El Segundo, California 90245-5012
(310) 252-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MATTEL, INC. DEFERRED COMPENSATION AND PIP EXCESS PLAN
AND
MATTEL, INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full titles of the plans)

Christopher O’Brien, Esq.
Assistant General Counsel and Assistant Secretary
Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245-5012
(310) 252-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James P. Beaubien, Esq.
Latham & Watkins
633 West 5th Street, Suite 4000
Los Angeles, California 90071
(213) 485-1234

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Deferred Compensation Obligation(1) Common Stock, par value $1.00 per share(4)	$90,000,000 $1,000,000 249,128 shares 199,303 shares	100% 100% $20.07 (5) $20.07 (5)	$90,000,000 $1,000,000 $4,999,999 $4,000,011	$8,280 $ 92 $460 $368 TOTAL $9,200

(1)
The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Mattel, Inc. Deferred Compensation and PIP Excess Plan (the “Plan”) and the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Directors Plan” and together with the Plan, the “Plans”) and are unsecured obligations of Mattel, Inc. (“Mattel”) to pay deferred compensation in the future in accordance with the terms of the Plans.

(2)
The registered amounts are comprised of (A) $90,000,000 Deferred Compensation Obligations and 249,128 shares under the Plan and (B) $1,000,000 Deferred Compensation Obligations and 199,303 shares under the Directors Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.
(4)	In addition, pursuant to 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.
(5)
The Proposed Maximum Offering Price Per Share is based upon the average of the high and low trading prices ($20.07) of Mattel’s common stock as reported on the New York Stock Exchange on May 28, 2002, pursuant to Rule 457(h) of the Securities Act.

PART I

The information called for in Part I of Form S-8 is not being prepared in accordance with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	Mattel’s Annual Report on Form 10-K for the year ended December 31, 2001;

(b)	Mattel’s Current Report on Form 8-K, dated April 5, 2002;

(c)	Mattel’s Definitive Proxy Statement relating to the Annual Meeting of Stockholders held on May 23, 2002;

(d)	Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

(e)	The description of Mattel’s common stock contained in Mattel’s Current Report on Form 8-K dated November 16, 1998.

All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.    Description of Securities.

The following descriptions of the Deferred Compensation Obligations of Mattel under the Plans are qualified by reference to the Plans. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plans.

The Deferred Compensation Obligations incurred by Mattel under the Plans are unsecured general obligations of Mattel, and will rank equally with other unsecured and unsubordinated indebtedness of Mattel, from time to time outstanding, payable from the general assets of Mattel.

Mattel, Inc. Deferred Compensation and PIP Excess Plan

Under the Plan, Mattel provides for a select group of management and highly compensated employees of Mattel with deferred compensation benefits through deferrals of salary and incentive compensation and Company contributions. This Plan is also designed to provide for benefits that cannot be provided under the Mattel, Inc. Personal Investment Plan and/or any other qualified defined contribution retirement plan of Mattel due to the limitations of Code Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415(c).

The Plan provides eligible individuals with the opportunity in each election period to elect to defer up to 90% of his or her base salary and up to 100% of his or her bonus, if any. The portion of the participant’s compensation that is deferred depends on the participant’s election in effect with respect to his or her elective contributions under the Plan. In addition, Mattel will make an automatic and a matching contribution to the participant’s account and may contribute an additional amount at any time or times during the plan year. Mattel maintains separate bookkeeping accounts for each participant.

The amounts in each participant’s accounts represent an obligation of Mattel to pay the participant at some time in the future. The amount that Mattel is required to pay under the terms of the Plan is equal to the deferrals made by the participant and the contributions made by Mattel, as adjusted for the hypothetical gains and losses attributable to the deemed investment(s) of the participant’s investment option(s) which are credited to the participant’s Account. The deemed investments for participants’ Accounts may be varied from time to time at the discretion of the Committee. Generally, a participant is immediately vested in the deferrals and Mattel contributions (and income and gain attributable thereto).

The amounts payable to participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Generally, such distributions are made upon termination of employment, death, disability, retirement or a scheduled date while employed. Participants may also be entitled to an early distribution and certain hardship distributions. Distributions are payable in annual installments and/or a single lump sum payment, depending on the underlying circumstances of the distribution. Distributions are generally made in cash; provided, however, that participants who have their accounts invested in a hypothetical Mattel stock account will receive distributions from such account in the form of Mattel Common Stock.

Mattel reserves the right to amend or terminate the Plan, provided that such amendment or termination does not result in any reduction of a participant’s account balance, including previous earnings or losses, as of the date of such amendment or termination. On or after a Change in Control, Mattel may not distribute any accrued vested benefits to participants without their prior written consent.

Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors

Under the Directors Plan, Mattel provides non-employee directors of Mattel with deferred compensation benefits through deferrals of amounts (the “Fees”) earned for service as a member of the Board of Directors of Mattel (the “Board”) (including amounts earned for service as a member of a committee of the Board).

The Directors Plan provides eligible individuals with the opportunity in each election period to elect to defer up to 100% of his or her Fees. The portion of the participant’s Fees that is deferred depends on the participant’s election in effect with respect to his or her elective contributions under the Directors Plan. Mattel maintains separate bookkeeping accounts for each participant.

The amounts in each participant’s account represent an obligation of Mattel to pay the participant at some time in the future. The amount that Mattel is required to pay under the terms of the Directors Plan is equal to the deferrals made by the participant, as adjusted for the hypothetical gains and losses attributable to the deemed investment(s) of the participant’s investment option(s) which are credited to the participant’s account. The deemed investments options for participants include a Stock Equivalent Account and an Interest Accrual Account. A participant is immediately vested in his or her deferrals (and income and gain attributable thereto).

The amounts payable to participants under the Directors Plan are distributed in accordance with the distribution provisions of the Directors Plan. Generally, such distributions are made during the participant’s lifetime or in the event of his or her death. Distributions are payable in ten annual installments and/or a single lump sum payment. Distributions from the Interest Accrual Account are made in cash and distributions from the Stock Equivalent Account are made in the form of Mattel Common Stock.

Mattel reserves the right to amend or terminate the Directors Plan, provided that such amendment or termination does not result in any reduction of a participant’s account balance, including previous earnings or losses, as of the date of such amendment or termination.

Item 5.    Interests of Named Experts and Counsel.

The validity of the issuance of the deferred compensation obligations registered hereby has been passed upon for Mattel by Christopher O’Brien, Esq., Assistant General Counsel and Assistant Secretary of Mattel.

Item 6.    Indemnification of Directors and Officers.

Mattel has adopted provisions in its Restated Certificate of Incorporation (the “Certificate”), which require Mattel to indemnify any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law (the “DGCL”) against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by the DGCL.

The Certificate also empowers Mattel by action of its Board of Directors to purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense,

judgment, fine, amount paid in settlement or other liability, whether or not Mattel would have the power to indemnify any such individual under the DGCL.

In addition, Mattel’s By-laws require that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of Mattel or is or was serving at the request of Mattel, a director, officer, employee or agent of Mattel as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Mattel to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Mattel to provide broader indemnification rights than said law permitted Mattel to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for claims by such persons for non-payment of entitled indemnification claims against Mattel, Mattel shall indemnify such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Mattel’s Board of Directors. The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against Mattel and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by Mattel. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws.

From time to time, Mattel has entered into and may enter into indemnity agreements, executive employment agreements containing indemnification provisions, and other agreements containing indemnification provisions with its directors and senior officers.

The directors and officers of Mattel and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of Mattel and its subsidiaries.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

+ 4.1	Mattel, Inc. Deferred Compensation and PIP Excess Plan.

4.2	Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.12 to Mattel’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.3
Amendment No.1 to Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.43 to Mattel’s Annual Report on Form 10-K for the year ended December 31, 2000).

+ 5.1	Opinion of Christopher O’Brien, Esq.

+ 23.1	Consent of PricewaterhouseCoopers LLP.

+ 23.2	Consent of Christopher O’Brien, Esq. (included in Exhibit 5.1).

+ 24.1	Power of Attorney with respect to Mattel (see page S-1).

+	Filed herewith.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 31, 2002.

MATTEL, INC.

By:	/s/ KEVIN M. FARR
Name: Kevin M. Farr Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Robert A. Eckert, Robert Normile, Christopher O’Brien and John L. Vogelstein, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT A. ECKERT Robert A. Eckert	Chairman of the Board and Chief Executive Officer	May 31, 2002

/s/ KEVIN M. FARR Kevin M. Farr	Chief Financial Officer	May 31, 2002

S-1

/s/ EUGENE P. BEARD Eugene P. Beard	Director	May 31, 2002

/s/ DR. HAROLD BROWN Dr. Harold Brown	Director	May 31, 2002

/s/ TULLY M. FRIEDMAN Tully M. Friedman	Director	May 31, 2002

/s/ RONALD M. LOEB Ronald M. Loeb	Director	May 31, 2002

/s/ ANDREA L. RICH Dr. Andrea L. Rich	Director	May 31, 2002

/s/ WILLIAM D. ROLLNICK William D. Rollnick	Director	May 31, 2002

/s/ CHRISTOPHER A. SINCLAIR Christopher A. Sinclair	Director	May 31, 2002

/s/ G. CRAIG SULLIVAN G. Craig Sullivan	Director	May 31, 2002

/s/ JOHN L. VOGELSTEIN John L. Vogelstein	Director	May 31, 2002

Kathy Brittain White	Director

/s/ RALPH V. WHITWORTH Ralph V. Whitworth	Director	May 31, 2002

S-2

INDEX TO EXHIBITS

SEQUENTIALLY NUMBERED EXHIBIT	DESCRIPTION

+4.1	Mattel, Inc. Deferred Compensation and PIP Excess Plan.

4.2	Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.12 to Mattel’s Annual Report on Form 10-K for the year ended December 31, 1998)

4.3
Amendment No.1 to Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.43 to Mattel’s Annual Report on Form 10-K for the year ended December 31, 2000)

+ 5.1	Opinion of Christopher O’Brien, Esq.

+ 23.1	Consent of PricewaterhouseCoopers LLP.

+23.2	Consent of Christopher O’Brien, Esq. (included in Exhibit 5.1)

+24.1	Power of Attorney with respect to Mattel (see page S-1).

+	Filed herewith.